Exhibit 99.1
Universal Insurance Holdings Reports First Quarter 2020 Results

•1Q20 direct premiums written (“DPW”) up 15.7% to $334.6 million
•1Q20 other states (non-Florida) DPW up 19.0%
•1Q20 diluted GAAP earnings per share (“EPS”) of $0.61, non-GAAP adjusted EPS1 of $0.79
•Book value per share increased 0.9% to $15.26 when compared to last quarter, despite COVID-19 impacts on fair value of debt securities and equity markets in the latter half of March
•1Q20 combined ratio of 94.1%
•1Q20 annualized return on average equity of 16.1%
•Returned $11.8 million to shareholders through share repurchases and dividends

1 Excludes net realized and unrealized gains and losses on investments as well as extraordinary reinstatement premiums and associated commissions (“non-GAAP adjusted EPS”). Reconciliations of GAAP to non-GAAP financial measures are provided in the attached tables.

Fort Lauderdale, Fla., April 27, 2020 – Universal Insurance Holdings (NYSE: UVE) (the “Company”) reported 2020 first quarter diluted EPS of $0.61 on a GAAP basis and $0.79 non-GAAP adjusted EPS1. Quarterly direct premiums written were up 15.7% from the year-ago quarter to $334.6 million. Annualized return on average equity was 16.1%.

“The circumstances of the past few months in all of our communities have been both difficult and inspiring. Our hearts go out to all those affected directly and indirectly by the COVID-19 pandemic. We are inspired by the health care providers, the first responders, the ingenuity of our communities, our businesses, and governments,” said Stephen J. Donaghy, Chief Executive Officer.

“We commenced business operations more than 20 years ago, intent on protecting and serving our consumers in their most critical time, in some of the most challenging coastal areas in the U.S. for natural disasters. We have remained highly proficient and steadfast in that commitment. We enter this critical time in a position of strength with a debt-to-equity ratio less than 2.0%, currently accruing more reserves than at any point in the company’s history, and with a highly experienced rapid response disaster preparedness team. We are off to a good start to 2020 with solid first quarter results, including an annualized return on average equity of 16.1% and progress on our reinsurance renewals for June 1st. In this dynamic environment, we continue to support our consumers, whether they are shopping for new policies, submitting claims, refinancing, or extending terms, while having substantially all of our employees in our rapid response virtual protocol. We do not have exposure to many lines of business directly impacted by COVID-19, but continue to monitor the currently unknowable longer tail impacts to the housing and rental markets. We believe we remain well positioned for 2020 and remain resolute in serving our consumers and creating value for our stakeholders.”

Summary Financial Results

($thousands, except per share data)	Three Months Ended March 31,
	2020	2019	Change
(GAAP comparison)
Total revenue	$235,275	$236,586	(0.6)%
Income before income taxes	27,584	53,744	(48.7)%
Income before income taxes margin	11.7%	22.7%	(11.0)	pts
Diluted EPS	$0.61	$1.14	(46.5)%

Annualized return on average equity (ROE)	16.1%	30.4%	(14.3)	pts
Book value per share, end of period	15.26	15.57	(2.0)%

(Non-GAAP comparison)[2]
Adjusted operating income	35,361	47,315	(25.3)%
Adjusted EPS	$0.79	$1.00	(21.0)%

[2] Reconciliation of GAAP to non-GAAP financial measures are provided in the attached tables. Adjusted operating income excludes net realized and unrealized gains and losses on investments, interest expense, and extraordinary reinstatement premiums and associated commissions. Non-GAAP adjusted EPS excludes net realized and unrealized gains and losses on investments, as well as extraordinary reinstatement premiums and associated commissions.

Total revenue decreased 0.6% for the quarter, driven primarily by higher reinsurance costs and unrealized losses on investments, partially offset by higher organic premium pricing and volume and our integrated services. Income before income tax produced an 11.7% margin for the quarter, which was primarily impacted by accruing incremental reserves and our investment portfolio’s volatility from COVID-19, partially offset by a reduced impact from weather events during the quarter. GAAP diluted EPS results for the quarter were driven by the aforementioned factors, in addition to a 2.0 point increase in the effective tax rate due to an increase in permanent items and a lower benefit from discrete items when compared to the prior year’s quarter, partially offset by a reduced share count. The Company produced a strong annualized return on average equity of 16.1%.

Underwriting

($thousands, except policies in force)	Three Months Ended March 31,
	2020	2019	Change
Policies in force (as of end of period)	910,579	840,770	8.3%
Premiums in force (as of end of period)	$1,340,321	$1,212,093	10.6%

Direct premiums written	$334,553	$289,234	15.7%
Direct premiums earned	325,951	295,377	10.4%
Net premiums earned	220,829	209,727	5.3%

Expense ratio[3]	32.9%	33.2%	(0.3)	pts
Loss & LAE ratio	61.2%	53.9%	7.3	pts
Combined ratio	94.1%	87.1%	7.0	pts

[3] Expense ratio excludes interest expense.

Direct premiums written were up double digits for the quarter, led by strong direct premium growth of 19.0% in Other States (non-Florida), and 15.0% in Florida.

On the expense side, the combined ratio increased 7.0 points for the quarter. The increases were driven primarily by increased losses in connection with the continued diversification in the Company’s underlying business to states outside Florida, an increased core loss pick for 2020, and increased prior year adverse development, partially offset by a lower level of weather events in 2020 and a reduction in the expense ratio as set forth below.

•The expense ratio improved by 30 basis points for the quarter, primarily related to an 80 basis point improvement in the other operating expense ratio due to economies of scale and executive compensation reductions. The policy acquisition cost ratio increased by 50 basis points for the quarter as a result of continued geographic expansion into states outside Florida, which typically have higher commission rates.

•The net loss and loss adjustment expense (“LAE”) ratio increased 7.3 points for the quarter. Quarterly drivers include:

◦Weather events in excess of plan of $1 million or 0.5 points ($5.0 million in 1Q19) for the quarter.

◦Prior year reserve development of $4.3 million or 2.0 points for the quarter (immaterial in 1Q19) were IBNR related to prior year’s catastrophe events.

◦All other losses and loss adjustment expense of $129.7 million or 58.7 points for the quarter were primarily related to diversified growth, and accruing incremental reserves for the current accident year.

Services

($thousands)	Three Months Ended March 31,
	2020	2019	Change
Commission revenue	$7,015	$5,505	27.4%
Policy fees	5,540	5,021	10.3%
Other revenue	2,782	1,684	65.2%
Total	$15,337	$12,210	25.6%

Total services revenue increased 25.6% for the quarter driven primarily by commission revenue earned on ceded premiums.

Investments

($thousands)	Three Months Ended March 31,
	2020	2019	Change
Net investment income	$6,834	$8,142	(16.1)%
Realized gains (losses)	299	(11,525)	NM
Unrealized gains (losses)	(8,024)	18,032	NM
NM = Not Meaningful

Net investment income decreased 16.1% for the quarter, primarily due to significantly lower yields on cash and short term investments during the first quarter of 2020 when compared to the first quarter of 2019. The prior year also included one-time income benefits from a special dividend received and a one-time reduction in investment expenses. The Company continually monitors the Federal Reserve’s actions, which has impacted effective yields on new fixed income and overnight cash purchases. During March of this year, as a result of the COVID-19 pandemic, we saw extreme instability in the fixed income market prior to the Federal Reserve providing liquidity into that market in mid-March. As a result of the instability in the fixed income market, we had a decline in the amount of unrealized gains in our fixed income portfolio (balance sheet impact only), but still ended the quarter with an overall unrealized gain in our fixed income portfolio of $15.4 million, which has further improved subsequent to the end of the first quarter. The credit rating on our fixed income securities was A+ at the end of the first quarter, with a duration of 3.6 years, which we feel gives us a strong foundation to weather the current market conditions. Unrealized losses on our equity securities were again driven by market volatility related to the COVID-19 pandemic, resulting in an unfavorable outcome for the quarter. In response to the pandemic, the Board’s Investment Committee has approved measures to continue building our portfolio’s cash position to preserve capital for both risk and opportunities.

Capital Deployment

During the first quarter, the Company repurchased approximately 312 thousand shares at an aggregate cost of $6.6 million.

On April 16th 2020 the Board of Directors declared a quarterly cash dividend of 16 cents per share, payable on May 21, 2020, to shareholders of record as of the close of business on May 14, 2020.

Conference Call and Webcast

•Tuesday, April 28, 2020 at 9:00 a.m. ET
•U.S. Dial-in Number: (855) 752-6647
•International: (503) 343-6667
•Participant code: 2195392
•Listen to live webcast and view presentation: UniversalInsuranceHoldings.com
•Replay of the call will be available on the UVE website and by phone at (855) 859-2056 or internationally at (404) 537-3406 using the participant code: 2195392 through May 13, 2020

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc. (“UVE”) is a holding company offering property and casualty insurance and value-added insurance services. We develop, market, and write insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management and distribution. We sell insurance products through both our appointed independent agents and through our direct online distribution channels in the United States across 18 states (primarily Florida). Learn more at UniversalInsuranceHoldings.com.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (“SEC”), including adjusted earnings per diluted share, which excludes the impact of the net realized and unrealized gains and losses on investments as well as extraordinary reinstatement premiums and associated commissions. Extraordinary reinstatement premiums are not covered by reinstatement premium protection and attach just below the Florida Hurricane Catastrophe Fund (“FHCF”) reinsurance layer. Adjusted operating income excludes the impact of the net realized and unrealized gains and losses on investments, as well as interest expense and extraordinary reinstatement premiums and associated commissions. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). UVE management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. UVE management also believes that these non-GAAP financial measures enhance the ability of investors to analyze UVE’s business trends and to understand UVE’s performance. UVE’s management utilizes these non-GAAP financial measures as guides in long-term planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, financial measures presented in accordance with GAAP.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “will,” “plan,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, including the ongoing impact of the coronavirus (COVID-19) pandemic and those risks and uncertainties to be described under the heading “risk factors” and “Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 as well as in the Form 8-K filed on April 27, 2020. Future results could differ materially from those described, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and the most recent quarterly reports on Form 10-Q.

Investor Relations Contact:
Rob Luther, 954-958-1200 ext. 6750
VP, Corporate Development, Strategy & IR
rluther@universalproperty.com

Media Relations Contact:
Andy Brimmer / Mahmoud Siddig, 212-355-4449
Joele Frank, Wilkinson Brimmer Katcher

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except per share data)

	March 31,	December 31,
	2020	2019
ASSETS:
Invested Assets
Fixed maturities, at fair value	$867,249	$855,284
Equity securities, at fair value	45,838	43,717
Investment real estate, net	15,481	15,585
Total invested assets	928,568	914,586
Cash and cash equivalents	180,780	182,109
Restricted cash and cash equivalents	2,635	2,635
Prepaid reinsurance premiums	70,113	175,208
Reinsurance recoverable	108,491	193,236
Premiums receivable, net	66,568	63,883
Property and equipment, net	44,859	41,351
Deferred policy acquisition costs	94,354	91,882
Goodwill	2,319	2,319
Other assets	46,826	52,643
TOTAL ASSETS	$1,545,513	$1,719,852

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$195,978	$267,760
Unearned premiums	669,881	661,279
Advance premium	55,763	30,975
Reinsurance payable, net	64,460	122,581
Long-term debt	9,559	9,926
Other liabilities	55,584	133,430
Total liabilities	1,051,225	1,225,951
STOCKHOLDERS' EQUITY:
Cumulative convertible preferred stock ($0.01 par value) [4]	—	—
Common stock ($0.01 par value) [5]	468	467
Treasury shares, at cost - 14,381 and 14,069	(203,172)	(196,585)
Additional paid-in capital	97,110	96,036
Accumulated other comprehensive income (loss), net of taxes	12,015	20,364
Retained earnings	587,867	573,619
Total stockholders' equity	494,288	493,901
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,545,513	$1,719,852

Notes:
[4] Cumulative convertible preferred stock ($0.01 par value): Authorized - 1,000 shares; Issued - 10 and 10 shares; Outstanding - 10 and 10 shares; Minimum liquidation preference - $9.99 and $9.99 per share.

[5] Common stock ($0.01 par value): Authorized - 55,000 shares; Issued - 46,766 and 46,707 shares; Outstanding 32,385 and 32,638 shares.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands)

	Three Months Ended
	March 31,
	2020	2019
REVENUES
Net premiums earned	$220,829	$209,727
Net investment income	6,834	8,142
Net realized gains/(losses) on investments	299	(11,525)
Net change in unrealized gains/(losses) of equity securities	(8,024)	18,032
Commission revenue	7,015	5,505
Policy fees	5,540	5,021
Other revenue	2,782	1,684
Total revenues	$235,275	$236,586

EXPENSES
Losses and loss adjustment expenses	$135,048	$113,094
Policy acquisition costs	46,864	43,511
Other operating expenses	25,727	26,159
Interest expense	52	78
Total expenses	$207,691	$182,842

Income before income tax expense	$27,584	$53,744
Income tax expense	$7,517	$13,596
NET INCOME	$20,067	$40,148

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
SHARE AND PER SHARE INFORMATION
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Weighted average common shares outstanding - basic	32,591	34,741
Weighted average common shares outstanding - diluted	32,731	35,206
Shares outstanding, end of period	32,385	34,622
Basic earnings per common share	$0.62	$1.16
Diluted earnings per common share	$0.61	$1.14
Cash dividend declared per common share	$0.16	$0.16
Book value per share, end of period	15.26	15.57
Annualized return on average equity (ROE)	16.1%	30.4%

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION
(in thousands, except for Policies In Force data)

	Three Months Ended
	March 31,
	2020		2019
Premiums
Direct premiums written - Florida	$278,511		$242,148
Direct premiums written - Other States	56,042		47,086
Direct premiums written - Total	$334,553		$289,234
Direct premiums earned	$325,951		$295,377
Net premiums earned	$220,829		$209,727

Underwriting Ratios - Net
Loss and loss adjustment expense ratio	61.2%		53.9%
Policy acquisition cost ratio	21.2%		20.7%
Other operating expense ratio[6]	11.7%		12.5%
General and administrative expense ratio[6]	32.9%		33.2%
Combined ratio	94.1%		87.1%

Other Items
(Favorable)/Unfavorable prior year reserve development	$4,341		$(185)
Points on the loss and loss adjustment expense ratio	197	bps	(9) bps

[6] Expense ratio excludes interest expense.

	As of
	March 31,
	2020	2019
Policies in force
Florida	677,225	640,837
Other States	233,354	199,933
Total	910,579	840,770

Premiums in force
Florida	$1,104,559	$1,023,256
Other States	235,761	188,837
Total	$1,340,321	$1,212,093

Total Insured Value
Florida	$169,764,009	$157,435,252
Other States	95,464,246	77,191,460
Total	$265,228,255	$234,626,712

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except for per share data)

	Three Months Ended
	March 31,
	2020	2019
Income Before Income Taxes	$27,584	$53,744
Adjustments:
Reinstatement premium, net of commissions[7]	—	—
Net unrealized (gains)/losses on equity securities	8,024	(18,032)
Net realized (gains)/losses on investments	(299)	11,525
Interest Expense	52	78
Total Adjustments	7,777	(6,429)
Non-GAAP Adjusted Operating Income	$35,361	$47,315

GAAP Diluted EPS	$0.61	$1.14
Adjustments:
Reinstatement premium, net of commissions[7]	—	—
Net unrealized (gains)/losses on equity securities	0.25	(0.51)
Net realized (gains)/losses on investments	(0.01)	0.33
Total Pre-Tax Adjustments	0.24	(0.18)
Income Tax on Above Adjustments	(0.06)	0.04
Total Adjustments	0.18	(0.14)
Non-GAAP Adjusted EPS	$0.79	$1.00

[7] Includes reinstatement premiums not covered by reinstatement premium protection and related commissions.